NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FLOTEK INDUSTRIES, INC. 7030 Empire Central Drive Houston, Texas 77040	Thursday August 25, 2005 4:30 p.m. EST

FLOTEK INDUSTRIES, INC. ANNOUCES CLOSING OF $20 MILLION PRIVATE PLACEMENT

HOUSTON, August 25, 2005 - Flotek Industries, Inc. (FTK), announced it has completed a private offering of common stock to institutional investors. The private placement of 1.3 million shares issued at a price of $16.30 per share will net the company approximately $20 million in new equity capital after fees and expenses.

Flotek pursued the private placement to increase the public float of its stock and attract institutional ownership. Proceeds from the sale will be used for general corporate purposes and strategic acquisitions, including the purchase of privately held Harmon’s Machine Works, Inc. www.harmongalleon.com. In addition the company will pay down a portion of its debt and revolving line of credit.

Energy Capital Solutions, LP and Pritchard Capital Partners LLC acted as placement agents in the private placement.

The common stock issued in the private placement has not been registered under the Securities Act of 1933, as amended. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Flotek has agreed to file a registration statement covering resale of the shares by the private placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock.

For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911